Exhibit 99.1

News Release

For more information contact:

W. Edwin Lane, Jr.

Chief Financial Officer

ABC BANCORP ANNOUNCES

THIRD QUARTER RESULTS

October 9, 2003

ABC BANCORP (Nasdaq:ABCB), Moultrie, Georgia, reported net income of $8.4 million, or $.86 per basic share, for the nine months ended September 30, 2003. Net income for the same period a year ago was $7.6 million, or $.77 per basic share. The results represent a 12% increase in net income per basic share over the same period last year.

Net income for the quarter ended September 30, 2003 and 2002 was $2.8 million and $2.6 million, respectively. Net income per basic share for the quarters ended September 30, 2003 and 2002 was $.29 and $.26, respectively.

The return on average assets for the nine months ended September 30, 2003 and 2002 was .97% and .89%, respectively. The return on average equity for the nine months ended September 30, 2003 and 2002 was 10.20% and 9.66%, respectively.

The return on average assets for the quarter ended September 30, 2003 and 2002 was 1.00% and .90%, respectively. The return on average equity for the quarter ended September 30, 2003 and 2002 was 10.20% and 9.59%, respectively.

The Company recorded loan loss provisions of $3.0 million and $4.0 million during the nine months ended September 30, 2003 and 2002, respectively. The allowance for loan losses totaled $15.4 million and $14.8 million as of September 30, 2003 and 2002, respectively. The allowance for loan losses, as a percentage of total loans, was 1.81% and 1.75% as of September 30, 2003 and 2002, respectively.

ABC BANCORP

News Release

October 9, 2003

Loans charged off (net of recoveries) totaled $2.5 million and $4.1 million for the nine months ended September 30, 2003 and 2002, respectively. The ratio of loans charged off (net of recoveries) to average loans was .30% and .51% for the nine months ended September 30, 2003 and 2002, respectively.

Non-performing assets totaled $9.2 million and $9.5 million as of September 30, 2003 and 2002, respectively. As compared to the previously reported balance of $10.5 million as of June 30, 2003, non-performing assets decreased $1.0 million or 14.1% during the quarter ended September 30, 2003.

The ratio of the allowance for loan losses to non-performing assets was 167% and 155% as of September 30, 2003 and 2002, respectively. The same ratio, as previously reported, was 149% as of June 30, 2003.

Jack Hunnicutt, ABC Bancorp’s Chairman and CEO, said, “We’re confident that, thus far, we’ve weathered the storm of low interest rates and the national economic downturn by focusing on three things: preserving asset quality, minimizing shrinkage of our net interest margin and controlling expenses. As for asset quality, non-performing assets decreased 14% during the third quarter, our charge-off ratio was 21 basis points lower than the same quarter last year, and the ratio of loan loss reserve’s coverage of non-performing assets increased 18 basis points during the quarter. To preserve our net interest margin, we’ve avoided paying the relatively high interest rates on non-core deposits that some banks in our markets have offered, and we’ve instead relied on cheaper alternative funding. This has resulted in some deposit and overall balance sheet shrinkage, but has strengthened our margin.”

Hunnicutt continued, “The overall efficiency ratio for the third quarter of this year improved 173 basis points over the third quarter of last year. Gross revenue during the third quarter of this year was $1.5 million less than the third quarter of 2002, but that decrease was offset by $1.7 million less expense during the third quarter of this year versus the third quarter of 2002.”

Hunnicutt concluded, “Most economic indicators suggest that the national economy has stopped its decline and has begun to rebound. As the economy’s momentum increases, interest rates will increase and, hopefully, so will ABC’s net interest margin and gross revenue stream. This gives us optimism that there is ample opportunity in the short-term for us to increase ABC’s profitability, and we plan to work diligently to take full advantage of that opportunity.”

ABC BANCORP

News Release

October 9, 2003

Total assets were $1.1 billion and $1.2 billion as of September 30, 2003 and 2002, respectively. Net loans were $837 million and $832 million as of September 30, 2003 and 2002, respectively, an increase of less than 1%. Total deposits were $866 million and $892 million as of September 30, 2003 and 2002, respectively, a decrease of 3%.

At its August 2003 meeting, ABC Bancorp’s Board of Directors declared a cash dividend of $.14 per share payable on October 10, 2003 to shareholders of record as of September 30, 2003. The third quarter dividend represents an increase of 16.7% over quarterly dividends of $.12 paid by the Company for the past several years.

ABC Bancorp is headquartered in Moultrie, Georgia and has 11 banking subsidiaries with 35 locations in southern Georgia, southern Alabama and central Florida.

ABC Bancorp Common Stock is quoted on the Nasdaq National Market under the symbol “ABCB”.

The preceding release contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “believe”, “estimate”, “expect”, “intend”, “anticipate” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates which they were made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.

ABC BANCORP

FINANCIAL HIGHLIGHTS

(unaudited)

(dollars in thousands except per share data)

	QUARTER ENDED		YEAR-TO-DATE
	09/30/03	09/30/02	09/30/03	09/30/02
Net interest income	$10,723	$11,237	$31,620	$32,360
Provision for loan losses	1,061	2,224	3,043	3,957
Non-interest income	3,527	4,822	10,684	11,455
Non-interest expense	8,977	10,012	26,777	28,492
Income taxes	1,368	1,253	4,061	3,741
Net income	$2,844	$2,570	$8,423	$7,625

Common shares outstanding	9,783,854	9,845,136	9,783,854	9,845,136
Weighted average shares	9,775,317	9,852,046	9,768,227	9,883,491
Income per weighted avg share—basic	$0.29	$0.26	$0.86	$0.77
Dividends declared per share	$0.14	$0.12	$0.38	$0.36

Net interest rate spread (a)	3.77%	3.85%	3.60%	3.74%
Net interest margin (a)	4.11%	4.28%	3.96%	4.17%
Return on average assets	1.00%	0.90%	0.97%	0.89%
Return on average equity	10.20%	9.59%	10.20%	9.66%
Efficiency (b)	63.00%	62.35%	63.30%	65.03%

Total assets	$1,137,532	$1,163,825	$1,137,532	$1,163,825
Earning assets	1,045,147	1,060,532	1,045,147	1,060,532
Intangible assets	22,782	24,035	22,782	24,035
Loans, net of reserve	837,075	832,489	837,075	832,489
Allowance for loan losses	15,433	14,808	15,433	14,808
Deposits	865,812	892,282	865,812	892,282
Stockholders’ equity	111,334	106,848	111,334	106,848
Book value per share	$11.38	$10.85	$11.38	$10.85
Tangible book value per share	$9.05	$8.41	$9.05	$8.41
Stockholders’ equity to total assets	9.79%	9.18%	9.79%	9.18%

(a)	Computed using fully taxable-equivalent net income.
(b)	Computed by dividing non-interest expense by the sum of net interest income and non-interest income.
(c)	Computed by adding nonperforming loans, foreclosed real estate and repossessed collateral.

ABC BANCORP

FINANCIAL HIGHLIGHTS

(unaudited)

(dollars in thousands except per share data)

	QUARTER ENDED		YEAR-TO-DATE
	09/30/03	09/30/02	09/30/03	09/30/02
Total assets	$1,138,379	$1,145,262	$1,160,588	$1,139,981
Earning assets	1,051,125	1,058,682	1,072,671	1,049,251
Loans, net of reserve	839,218	827,724	824,937	809,255
Deposits	872,165	883,717	892,856	889,817
Equity	111,508	107,172	110,119	105,273

Nonperforming loans	$8,002	$6,980	$8,002	$6,980
Nonperforming assets (c)	9,249	9,532	9,249	9,532
Net loan charge-offs (recoveries)	1,866	1,476	2,478	4,093

Allowance for loan loss to loans	1.81%	1.75%	1.81%	1.75%
Net loan charge-offs(recoveries) to average loans	0.22%	0.18%	0.30%	0.51%
Nonperforming loans to gross loans	0.94%	0.82%	0.94%	0.82%
Nonperforming assets to allowance for loan loss	59.93%	64.37%	59.93%	64.37%
Allowance for loan loss to nonperforming assets	166.85%	155.35%	166.85%	155.35%
Nonperforming assets to total assets	0.81%	0.82%	0.81%	0.82%

REGULATORY CAPITAL RATIOS	09/30/03	REQUIRED	EXCESS
Leverage	10.51%	4.00%	6.51%
Risk-based
Core Capital	13.48%	4.00%	9.48%
Total Capital	15.34%	8.00%	7.34%